Exhibit 3.3

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
ACORDA THERAPEUTICS, INC.

ARTICLE 1

1.1                                 Name.  The name of the corporation is Acorda Therapeutics, Inc. (the “Corporation”).

ARTICLE 2

2.1                                 Registered Agent and Office.  The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3

3.1                                 Purposes.  The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

ARTICLE 4

4.1                                 Authorized Capital.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is seventy-six million (76,000,000) shares of which (i) seventy-five million (75,000,000) shares shall be common stock, par value $.001 per share (the “Common Stock”), and (ii) one million (1,000,000) shares shall be preferred stock, par value $.001 per share (the “Preferred Stock”).  Shares of Preferred Stock may be issued in one or more series as may be established from time to time by resolution of the Board of Directors of the Corporation (the “Board of Directors”), each of which series shall consist of such number of shares and have such distinctive designation or title as shall be fixed by resolutions of the Board of Directors prior to the issuance of any shares of such series.  Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolutions of the Board of Directors providing for the issuance of such series of Preferred Stock.  The Board of Directors is further authorized to increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

ARTICLE 5

5.1                                 Indemnification.  The Corporation shall indemnify and hold harmless each person who at any time is, or shall have been, a director or officer of the Corporation and was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding, to the maximum extent permitted by the Delaware General Corporation Law (“DGCL”), as the same exists or may hereafter be amended. In furtherance of and not in limitation of the foregoing, the Corporation shall advance expenses, including attorneys’ fees, incurred by a director or officer of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such advances if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such director or officer may be entitled, under any bylaw, agreement, vote of directors or stockholders or otherwise.

5.2                                 Limitation on Liability.  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

5.3                                 Modification.  Any repeal or modification of this Article 5 by either (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a director or an officer at the time of such repeal or modification.

ARTICLE 6

6.1                                 Existence.  The duration of Corporation shall be perpetual.

ARTICLE 7

7.1                                 Bylaws.  Except as otherwise provided by law or this Amended and Restated Certificate of Incorporation, the bylaws of the Corporation may be amended or repealed by the Board of Directors.

ARTICLE 8

8.1                                 Number of Directors.  Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the authorized number of directors of the Corporation shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors at any regular or special meeting of such Board of Directors, within any limits prescribed in the bylaws of the Corporation.

8.2                                 Classes of Directors.  The Board of Directors, other than those directors who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible (the exact number of directors in each class being determined by the Board of Directors in the event the aggregate number of directors does not permit each class to have an equal number of directors), and the term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each director such term shall extend until his or her successor shall be elected and shall qualify or until his or her earlier resignation, removal from office, death or incapacity.  Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible (the exact number of directors in each class being determined by the Board of Directors in the event the aggregate number of directors does not permit each class to have an equal number of directors). The initial term of office of directors of Class I shall expire at the annual meeting of stockholders in 2004, the initial term of office of directors of Class II shall expire at the annual meeting of stockholders in 2005 and the initial term of office of directors of Class III shall expire at the annual meeting of stockholders in 2006.  At each annual meeting of stockholders a number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders after their election.  Each director shall serve until his or her successor shall have been duly elected and qualified, unless he or she shall resign, become disqualified, disabled or otherwise be removed.

At each annual election, directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one or more directorships whose term then expires as directorships of another class in order to more nearly achieve equality of number of directors among the classes.

Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior death, resignation or removal.  If any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to more than one class, the Board of Directors shall allocate it to the available class whose term of office is due to expire at the earliest date following such allocation.

8.3                                 Increase in Directors; Vacancies.  Subject to the rights of the holders of any series of Preferred Stock then outstanding and unless the Board of Directors otherwise determines, and subject to the provisions hereof, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or another cause may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or in which the vacancy occurred, and until such director’s successor shall have been duly elected and qualified or until his or her earlier resignation, removal from office, death or incapacity.  Subject to the provisions of this Amended and Restated Certificate of Incorporation, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

8.4                                 Removal.  Unless otherwise restricted by statute, by this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, any director, or all of the directors, may be removed from the Board of Directors, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation then entitled to vote in the election of directors, voting together as a single class.

8.5                                 Election of Directors.  The election of directors need not be by written ballot.

ARTICLE 9

9.1                                 Amendments and Repeal.  The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

ACORDA THERAPEUTICS, INC.

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